                                                                   EXHIBIT 21.1



                        MELITA INTERNATIONAL CORPORATION


                              List of Subsidiaries



         The subsidiaries of the Registrant are as follows:

Inventions, Inc.                                 Organized in Georgia
Melita Europe Limited                            Organized in the United Kingdom



         Each company does business in the name listed above.